Exhibit 99.1

ITT EDUCATIONAL SERVICES, INC. REPORTS RESULTS FOR THE 2007 THIRD QUARTER,

TOTAL STUDENT ENROLLMENT INCREASED 11.5%

CARMEL, IN, October 25, 2007—ITT Educational Services, Inc. (NYSE: ESI), a leading provider of technology-oriented postsecondary degree programs, today reported that total student enrollment increased 11.5% to a record 53,675 students as of September 30, 2007 compared to 48,155 as of September 30, 2006. New student enrollment in the third quarter of 2007 increased 8.8% to 18,270 compared to 16,789 in the same period of 2006. The quarterly student persistence rate increased 120 basis points to 72.4% in the three months ended September 30, 2007 compared to 71.2% in the same prior year period.

Earnings per share (“EPS”) in the third quarter of 2007 increased 27.3% to $0.98 compared to $0.77 in the third quarter of 2006. Revenue in the three months ended September 30, 2007 increased 14.9% to $217.9 million compared to $189.7 million in the three months ended September 30, 2006. Operating margin increased 190 basis points to 28.9% in the third quarter of 2007 compared to 27.0% in the same period in 2006.

The company provided the following information for the three and nine months ended September 30, 2007 and 2006:

Financial and Operating Data For The Three Months Ended September 30th, Unless Otherwise Indicated
(Dollars in millions, except per share and per student data)
	2007	2006	Increase/ (Decrease)

Revenue	$217.9	$189.7	14.9%
Operating Income	$62.9	$51.1	23.0%
Operating Margin	28.9%	27.0%	190 basis points
Net Income	$39.7	$33.1	20.0%
Earnings Per Share (diluted)	$0.98	$0.77	27.3%
New Student Enrollment	18,270	16,789	8.8%
Continuing Students	35,405	31,366	12.9%
Total Student Enrollment as of September 30th	53,675	48,155	11.5%
Quarterly Persistence Rate (A)	72.4%	71.2%	120 basis points
Revenue Per Student	$4,459	$4,308	3.5%
Cash and Cash Equivalents, Restricted Cash and Investments as of September 30th	$273.3	$188.6	44.9%
Bad Debt Expense as a Percentage of Revenue	1.8%	1.1%	70 basis points
Days Sales Outstanding as of September 30th	6.9 days	5.9 days	1.0 days
Deferred Revenue as of September 30th	$192.7	$199.7	(3.5)%
Debt	$150.0	$--	--
Weighted Average Diluted Shares of Common Stock Outstanding	40,572,000	42,703,000	(5.0)%
Shares of Common Stock Repurchased	829,100(B)	1,153,900(C)	--
Land and Building Purchases	$2.8(D)	$5.9(D)	(53.6)%
Number of New Colleges in Operation	2	--	--
Number of New Learning Sites in Operation	--	1	--
Capital Expenditures, Net	$4.4	$7.6	(42.1)%

Financial and Operating Data For The Nine Months Ended September 30th
(Dollars in millions, except per share and per student data)
	2007	2006	Increase/ (Decrease)

Revenue	$639.1	$551.6	15.9%
Operating Income	$164.7	$118.0	39.6%
Operating Margin	25.8%	21.4%	440 basis points
Net Income	$103.1	$77.6	32.8%
Earnings Per Share (diluted)	$2.51	$1.76	42.6%
Bad Debt Expense as a Percentage of Revenue	2.2%	1.4%	80 basis points
Revenue Per Student	$13,215	$12,640	4.5%
Weighted Average Diluted Shares of Common Stock Outstanding	41,087,000	44,181,000	(7.0)%
Shares of Common Stock Repurchased	2,359,000(E)	5,040,100(F)	--
Land and Building Purchases	$11.5(G)	$16.8(H)	(31.6)%
Number of New Colleges in Operation	8	3	--
Number of New Learning Sites in Operation	--	4	--
Capital Expenditures, Net	$11.3	$20.7	(45.4)%

____________________

(A)	Represents the number of Continuing Students in the academic quarter, divided by the Total Student Enrollment in the immediately preceding academic quarter.

(B)	For approximately $87.3 million or at an average price of $105.31 per share.

(C)	For approximately $77.1 million or at an average price of $66.84 per share.

(D)	Represents costs associated with purchasing, renovating, expanding or constructing buildings at eight of the company’s locations.

(E)	For approximately $228.1 million or at an average price of $96.68 per share.

(F)	For approximately $323.8 million or at an average price of $64.24 per share.

(G)	Represents costs associated with purchasing, renovating, expanding or constructing buildings at 14 of the company’s locations.

(H)	Represents costs associated with purchasing, renovating, expanding or constructing buildings at 13 of the company’s locations.

Kevin M. Modany, CEO and President of ITT/ESI, said, “We are extremely pleased with the outstanding third quarter financial and operating results produced by our management team and with their continued success in executing our growth strategy. This strong performance exceeded our expectations and, as a result, we are once again raising our internal goal for 2007 EPS from the range of $3.45 to $3.55 to a revised range of $3.65 to $3.68.”

Modany continued, “As planned, our marketing expenditures increased 20.2% in the third quarter compared to the same period in 2006, primarily due to incremental advertising associated with introducing new programs and opening new colleges. Advertising rates charged by certain media sources in the third quarter of 2007 were not as high as in the second quarter and remained at an acceptable level as we entered the final quarter of the year. The response to the marketing of our programs of study has been very strong so far in the fourth quarter, and we are optimistic that we can continue producing solid results in line with our internal goals. We believe that the year-over-year percentage increase in marketing expenditures in the fourth quarter of 2007 will be similar to the year-over-year percentage increase in marketing expenditures that we experienced in the third quarter, as we continue to promote new locations and new programs of study.”

Modany observed that, “Our quarterly persistence rate increased 120 basis points to 72.4% in the third quarter compared to 71.2% in the same period in 2006. We believe that the higher student persistence is directly related to the modifications that we made to our hybrid delivery model and the dedication and commitment of our college management and faculty to improve student success rates. We believe that the quarterly persistence rate can continue to increase year-over-year in future quarters, but at a more moderate rate.”

Modany added, “We have obtained the requisite regulatory approvals to begin offering our new:

•	associate degree program in Visual Communications in residence at 24 of our colleges;
•	associate degree program in Web Design online through our college in Indianapolis; and
•	associate degree program in Computer Forensics online through our college in Indianapolis.

We expect to start classes in these new programs at select colleges in the academic quarter that begins in December 2007.”

Modany reported that, “Operations at our 94th college in Chattanooga, TN and our 95th college in Atlanta, GA began in the third quarter of 2007. During the first nine months of 2007, we began operations at eight new colleges. Operations at our 96th college in High Point, NC near Greensboro began in the fourth quarter of 2007, bringing to nine the total number of new colleges that we have opened in 2007. As a result, we have exceeded our internal goal of opening between six and eight new locations in 2007.”

Daniel M. Fitzpatrick, Senior Vice President and CFO of ITT/ESI, said, “Our third quarter financial results were exceptionally strong and exceeded our internal goals. Revenue increased 14.9% to $217.9 million in the three months ended September 30, 2007 compared to $189.7 million in the same period in 2006. The increase in revenue was primarily due to increases in student enrollment, tuition rates and student persistence. The revenue increase was partially offset by lower laptop computer sales to our students. Revenue per student, excluding laptop computer sales, increased 4.9% in the third quarter of 2007 compared to the same period in the prior year.”

Fitzpatrick continued, “Operating margin in the three months ended September 30, 2007 increased 190 basis points to 28.9% compared to 27.0% in the third quarter of 2006. This increase was primarily due to further leveraging of our fixed operating costs and additional operating efficiencies related to our delivery of educational services.”

Fitzpatrick further noted, “In the three months ended September 30, 2007, we repurchased 829,100 shares of our common stock at an average purchase price of $105.31 per share, or $87.3 million in total. There are approximately 5.3 million shares of our common stock remaining to be repurchased under our current share repurchase program. We intend to continue repurchasing our shares subject to market conditions and maintaining compliance with the U.S. Department of Education’s financial responsibility ratios.”

Fitzpatrick added, “On September 27, 2007, President Bush signed into law the College Cost Reduction and Access Act (“CCRAA”). The new law increases the maximum Pell Grant award available to eligible students by approximately 25% over the next five years to $5,400 per academic year. We are very pleased with the CCRAA and applaud Congress and the President for increasing access to higher education. In addition, we recently entered into a new agreement with an unaffiliated lender to provide supplemental loans to our students to help them pay the cost of their education that federal and state financial aid does not cover. We believe that the increased Pell Grant awards under the CCRAA and our new agreement that provides supplemental education loans to our students will help eligible students access sufficient financial aid to pay the cost of their ITT Technical Institute education.”

Fitzpatrick said, “Bad debt expense as a percentage of revenue increased to 1.8% in the three months ended September 30, 2007 compared to 1.1% in the same period in 2006. We believe that our bad debt expense will continue to be in the historical range of 1.0% to 3.0% of revenue. Days sales outstanding as of September 30, 2007 were 6.9 days, a 1.0 day increase, compared to 5.9 days at the same point in 2006.”

Fitzpatrick closed by noting, “The fundamentals of the company remain extremely strong, and we are on track to achieve our internal operating goals for 2007.”

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are made based upon the current expectations and beliefs of the company's management concerning future developments and their potential effect on the company. The company cannot assure you that future developments affecting the company will be those anticipated by its management. These forward-looking statements involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions and growth in the postsecondary education industry and in the general economy; changes in federal and state governmental regulations with respect to education and accreditation standards, or the interpretation or enforcement thereof, including, but not limited to, the level of government funding for, and the company's eligibility to participate in, student financial aid programs utilized by the company's students; the company’s failure to comply with the extensive education laws and regulations and accreditation standards that it is subject to; effects of any change in ownership of the company resulting in a change in control of the company, including, but not limited to, the consequences of such changes on the accreditation and federal and state regulation of its institutes; the company's ability to implement its growth strategies; the company’s failure to maintain or renew required regulatory authorizations or accreditation of its institutes; receptivity of students and employers to the company's existing program offerings and new curricula; loss of access by the company's students to lenders for student loans; the company’s ability to successfully defend litigation and other claims brought against it; and other risks and uncertainties detailed from time to time in the company's filings with the Securities and Exchange Commission. The company undertakes no obligation to update or revise any forward-looking information, whether as a result of new information, future developments or otherwise.

FOR FURTHER INFORMATION:

COMPANY:	WEB SITE:
David Landau	www.ittesi.com

Director Public Relations

(317) 706-9274

ITT EDUCATIONAL SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	As of
	September 30, 2007	December 31, 2006	September 30, 2006
	(unaudited)		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,322	$161,905	$4,661
Short-term investments	261,760	195,007	183,464
Accounts receivable, net	16,351	9,367	12,172
Deferred income taxes	10,216	4,771	5,538
Prepaid expenses and other current assets	11,825	9,902	11,385
Total current assets	310,474	380,952	217,220

Property and equipment, net	153,394	148,411	149,751
Direct marketing costs, net	21,195	21,628	20,560
Other assets	12,285	9,329	19,734
Total assets	$497,348	$560,320	$407,265

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of long-term debt	$42,857	$--	$--
Accounts payable	57,658	47,948	53,875
Accrued compensation and benefits	16,515	13,899	9,760
Other accrued liabilities	12,947	20,496	17,902
Deferred revenue	192,673	202,162	199,741
Total current liabilities	322,650	284,505	281,278

Long-term debt	107,143	150,000	--
Deferred income taxes	11,768	13,713	13,950
Minimum pension liability	--	--	9,899
Other liabilities	15,766	8,157	7,687
Total liabilities	457,327	456,375	312,814

Shareholders' equity:
Preferred stock, $.01 par value,
5,000,000 shares authorized, none issued	--	--	--
Common stock, $.01 par value, 300,000,000
shares authorized, 54,068,904 issued	541	541	541
Capital surplus	6,790	46,982	54,729
Retained earnings	613,487	508,195	467,316
Accumulated other comprehensive (loss)	(6,280)	(6,533)	(6,016)
Treasury stock, 14,316,212, 13,029,471 and 12,702,130 shares, at cost	(574,517)	(445,240)	(422,119)
Total shareholders' equity	40,021	103,945	94,451
Total liabilities and shareholders' equity	$497,348	$560,320	$407,265

ITT EDUCATIONAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	(unaudited)		(unaudited)
	2007	2006	2007	2006

Revenue	$217,932	$189,667	$639,084	$551,551

Costs and expenses:
Cost of educational services	88,822	84,554	270,173	267,472
Student services and administrative expenses	66,192	53,969	204,210	166,546
Special legal and other investigation costs	--	--	--	(430)
Total costs and expenses	155,014	138,523	474,383	433,588

Operating income	62,918	51,144	164,701	117,963
Interest income, net	313	1,740	1,877	6,257
Income before provision for income taxes	63,231	52,884	166,578	124,220
Provision for income taxes	23,563	19,832	63,455	46,583

Net income	$39,668	$33,052	$103,123	$77,637

Earnings per share:
Basic	$0.99	$0.79	$2.55	$1.80
Diluted	$0.98	$0.77	$2.51	$1.76

Supplemental Data:
Cost of educational services	40.7%	44.6%	42.3%	48.4%
Student services and administrative expenses	30.4%	28.4%	31.9%	30.2%
Special legal and other investigation costs	0.0%	0.0%	0.0%	0.0%
Operating margin	28.9%	27.0%	25.8%	21.4%
Student enrollment at end of period	53,675	48,155	53,675	48,155
Technical institutes at end of period	95	87	95	87
Shares for earnings per share calculation:
Basic	39,958,000	41,810,000	40,437,000	43,248,000
Diluted	40,572,000	42,703,000	41,087,000	44,181,000

Effective tax rate	37.3%	37.5%	38.1%	37.5%

ITT EDUCATIONAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	(unaudited)		(unaudited)
	2007	2006	2007	2006
Cash flows from operating activities:
Net income	$39,668	$33,052	$103,123	$77,637
Adjustments to reconcile net income to net cash flows
from operating activities:
Depreciation and amortization	5,030	5,115	17,770	15,109
Provision for doubtful accounts	3,845	2,156	13,835	7,488
Deferred income taxes	(839)	(1,911)	(7,390)	(2,769)
Excess tax benefit from stock option exercises	(6,280)	(3,302)	(29,554)	(10,268)
Stock-based compensation expense	896	543	4,067	2,777
Changes in operating assets and liabilities:
Accounts receivable	(10,266)	(4,592)	(20,819)	(5,671)
Direct marketing costs, net	12	(968)	433	(3,070)
Accounts payable	(2,459)	(6,035)	9,710	(2,226)
Other operating assets and liabilities	23,050	7,691	30,290	5,536
Deferred revenue	281	25,676	(9,489)	24,287
Net cash flows from operating activities	52,938	57,425	111,976	108,830

Cash flows from investing activities:
Facility expenditures and land purchases	(2,764)	(5,951)	(11,460)	(16,764)
Capital expenditures, net	(4,351)	(7,601)	(11,293)	(20,690)
Proceeds from sales and maturities of investments	440,766	397,799	1,625,072	1,203,920
Purchase of investments	(412,241)	(375,309)	(1,691,825)	(989,694)
Net cash flows from investing activities	21,410	8,938	(89,506)	176,772

Cash flows from financing activities:
Excess tax benefit from stock option exercises	6,280	3,302	29,554	10,268
Proceeds from exercise of stock options	6,931	4,049	24,472	18,816
Repurchase of common stock	(87,316)	(77,126)	(228,079)	(323,760)
Net cash flows from financing activities	(74,105)	(69,775)	(174,053)	(294,676)

Net change in cash and cash equivalents	243	(3,412)	(151,583)	(9,074)

Cash and cash equivalents at beginning of period	10,079	8,073	161,905	13,735

Cash and cash equivalents at end of period	$10,322	$4,661	$10,322	$4,661